Exhibit 99.1

PRESS RELEASE

	CONTACTS:	Al Petrie	Sameer Parasnis
FOR IMMEDIATE RELEASE		Investor Relations Coordinator	Executive VP and CFO
		investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
		713-297-8024	713-513-8654

W&T Offshore Announces Appointment of General Counsel

HOUSTON, September 3, 2024 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today announced the appointment of George J. Hittner as Executive Vice President, General Counsel and Corporate Secretary, effective September 1, 2024. Mr. Hittner brings a unique and extensive combination of legal, corporate and legislative experience in both the public and private sectors.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “We are excited to have George join our executive team at W&T. His twenty-plus years serving as an attorney in law firms, as general counsel, and in government will help continue to propel W&T’s strategic goals.”

Before founding his own law firm in 2017, Mr. Hittner worked as general counsel, corporate secretary, and senior vice president for governmental relations at Mesa, Arizona-based American Traffic Solutions, Inc. (“ATS”) (now Verra Mobility Corporation, NASDAQ: VRRM), the North American market leader in traffic photo enforcement safety equipment. At ATS, Mr. Hittner managed the company’s full spectrum of legal and legislative affairs, including supervising external law firms and external consultants and lobbyists across numerous states, territories, and Canadian provinces. Included amongst his achievements, Mr. Hittner was named “Litigator of the Year” in 2013 by the Arizona chapter, Association of Corporate Counsel.

Mr. Hittner has also worked as a White House appointee at both the U.S. Department of Labor and U.S. Department of Transportation. Earlier in his career, Mr. Hittner worked for a major Texas-based law firm, where his focus was business litigation and employment and labor law. A native Texan, Mr. Hittner is an Eagle Scout and has been active on both the local and national levels with the Boy Scouts of America. He is also the founder of the Houston Firefighters Foundation as well as the Wentworth Military Academy Museum.

Mr. Hittner received a Bachelor of Science degree from Texas A&M University, a Juris Doctor degree from The University of Texas School of Law, a Master of Public Affairs from The University of Texas Lyndon B. Johnson School of Public Affairs, and a Master of Business Administration from The University of Virginia Darden School of Business.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of June 30, 2024, the Company had working interests in 63 fields in federal and state waters (which include 55 fields in federal waters and eight in state waters). The Company has under lease approximately 678,100 gross acres (520.400 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 519,000 gross acres on the conventional shelf, approximately 153,500 gross acres in the deepwater and 5,600 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

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